Exhibit 99.1
Presstek Provides Update Regarding Delayed Quarterly Filing of Form 10-Q for Q3 2007
HUDSON, N.H. Dec. 19, 2007

Presstek, Inc. (NASDAQ:PRST) today provided additional information regarding the delay in filing its quarterly report on Form 10-Q for the third quarter of 2007 with the Securities and Exchange Commission (SEC). As previously announced, Presstek has been conducting a review of worldwide inventory (including a review of excess and obsolete inventory), receivables from certain distributors in Europe, and certain European revenue recognition practices. The Company has subsequently expanded its internal work to include a review of worldwide receivables, investigations into certain European business practices, and a comprehensive internal audit of its European operations. The Company is also reviewing internal controls as it relates to these issues.

The Company estimates the results of these reviews will have a negative impact on third quarter 2007 GAAP operating income of between $6.0 million and $9.0 million. This includes reserve increases for inventory (excess & obsolete) and accounts receivable, as well as adjustments from the physical inventory taken in late August, 2007. The GAAP operating income impact also includes approximately $1 million of one-time costs related to these reviews, including the services of external accounting resources and legal/investigatory support.

The impact of these reviews and its related diversion of management time have also significantly impacted revenue growth in Europe during the latter part of the year. In addition, the Company currently anticipates less than previously expected sales in the U.S. The previously provided revenue outlook for the second half of 2007 spoke only as of the date of its issuance and should not be relied upon. The Company does expect some continued impact on European operations in the first half of 2008.

Presstek’s President and Chief Executive Officer, Jeff Jacobson, said “I am obviously disappointed that these issues and business practices that current management inherited have resulted in a temporary disruption to the business, and have also consumed an inordinate percentage of our resources and attention. We are working as quickly as possible to resolve these issues, and I remain excited about the strategic vision and future prospects of our Company.”

Jeff Cook, Presstek’s Senior Vice President and Chief Financial Officer said “The Company is nearing completion of these reviews. This is a time consuming process, but critical to establishing a firm base for the Company’s future.”

Presstek currently anticipates filing its Form 10-Q for the third quarter of 2007 by the end of January, 2008.

The Company also reports that a hearing has been scheduled for January 10, 2008 before the Nasdaq Listing Qualifications Panel to review a previously announced Staff Determination to delist the Company's common stock as a result of the Company’s failure to timely file its Form 10-Q for the period ending September 29, 2007. The delisting has been stayed pending the final written determination of the Panel.  In the event that the Company has not filed its 10-Q by the January 10 hearing date, the Company intends to request the Panel to extend the current stay to enable the Company to file its 10-Q and avoid delisting.

The Company also announced that the Securities and Exchange Commission is conducting an informal inquiry related to the Company’s announcement of preliminary financial results for the third quarter of 2006. The Company is fully cooperating with the Commission’s inquiry.

About Presstek

Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek's patented DI(R), CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek's and external customers' applications. For more information visit http://www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, operating income (loss), Nasdaq delisting procedures, and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, market acceptance of and demand for the company's products and resulting revenue, the results and impact of the company’s internal reviews, including the timing of the filing of the company’s 10-Q for the period ending September 29, 2007, the ability of the company to meet its stated financial and operational objectives, the possible delisting of the company’s stock from the Nasdaq Stock Market, the company's dependency on its strategic partners (both on manufacturing and distribution), and other risks detailed in the company's Annual Report on Form 10-K and the company's other reports on file with the Securities and Exchange Commission. The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this news release.
Contact: Investor Relations, Presstek
(603) 594-8585 x3559
investorrelations@presstek.com